SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )
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Filed by a party other than the registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
FUEL SYSTEMS SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box.):
☑	No fee required

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☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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3030 South Susan Street
Santa Ana, CA 92704
July 20, 2009
To our Stockholders:
     You are cordially invited to attend the Fuel Systems Solutions, Inc. annual meeting of stockholders at 9:30 a.m. EDT on Thursday, August 27, 2009 in Conference Room 19 A/B at the offices of Day Pitney LLP, 7 Times Square, 20th floor, New York, New York 10036. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the meeting.
     It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.
     If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable bottom portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Fuel Systems stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.
     Please vote your shares promptly and join us at the meeting.
Sincerely,
Mariano Costamagna
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:
     The 2009 annual meeting of stockholders of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) will be held in Conference Room 19 A/B at the offices of Day Pitney LLP, 7 Times Square, 20th floor, New York, New York 10036, on August 27, 2009, beginning at 9:30 a.m. Eastern Daylight Time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:
(1)	the election of three directors;

(2)	to ratify the appointment of PricewaterhouseCoopers as the Company’s independent auditors for fiscal year 2009;.

(3)	to adopt the 2009 Restricted Stock Plan; and

(4)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
     Stockholders of record at the close of business on June 30, 2009 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.
     Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.
By Order of the Board of Directors,
Matthew Beale
President, Chief Financial Officer and Secretary
July 20, 2009
Santa Ana, California

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on
August 27, 2009:
The proxy statement and annual report to shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=109507&p=proxy.

i

OFFICES OF DAY PITNEY, LLP
7 TIMES SQUARE, 20TH FLOOR
NEW YORK, NEW YORK 10036
ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 27, 2009

PROXY STATEMENT

     The Board of Directors of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on August 27, 2009, beginning at 9:30 a.m., in Conference Room 19 A/B at the offices of Day Pitney LLP, 7 Times Square, 20th floor, New York, New York 10036, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, a proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are being mailed to stockholders on or about July 20, 2009. The fiscal year ended December 31, 2008 is referred to as “fiscal 2008” in this proxy statement.
ABOUT THE ANNUAL MEETING
Why did I receive these materials?
     Our Board of Directors is soliciting proxies for the 2009 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on June 30, 2009, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
     The notice of annual meeting, proxy statement and proxy are first being mailed to stockholders on or about July 20, 2009.
What information is contained in this proxy statement?
     The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2009 and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.
How may I obtain Fuel Systems’ Form 10-K and other financial information?
     A copy of our 2008 Annual Report, which includes our 2008 Form 10-K, is enclosed.
     Stockholders can access the 2008 Form 10-K, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.fuelsystemssolutions.com.

     Stockholders may request another free copy of our 2008 Annual Report, which includes our 2008 Form 10-K, from:
Fuel Systems Solutions, Inc.
Attn: Secretary
3030 South Susan Street
Santa Ana, CA 92704
(714) 656-1300
We will also furnish any exhibit to the 2008 Form 10-K if specifically requested.
What is the purpose of the annual meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2008 performance and respond to appropriate questions from stockholders.
Who is entitled to vote at the meeting?
     Only stockholders of record at the close of business on June 30, 2009, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.
How many votes do I have?
     You will be entitled to one vote for each outstanding share of Fuel Systems common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 17,581,127 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.
Who can attend the meeting?
     Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.
     Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.
     Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.
What constitutes a quorum?
     The presence at the meeting, in person or by proxy, of the holders of one-third of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 17,581,127 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 5,360,376 votes will be required to establish a quorum.
     Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?
     Stockholders may vote by attending the annual meeting and voting in person. In addition, each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.
     If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.
     Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.
Can I change my vote after I return my proxy card?
     Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
How are we soliciting this proxy?
     We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.
Who is bearing the costs of soliciting these proxies?
     The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.
What are the Board’s recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote FOR the election of each of the directors nominated, FOR the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors for fiscal year 2009 and FOR the approval of the 2009 Restricted Stock Plan.

Will stockholders be asked to vote on any other matters?
     To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.
What vote is required to elect directors?
     Directors are elected by a plurality of the votes cast at the meeting, which means that the three nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
What vote is required to ratify the appointment of PricewaterhouseCoopers as the Company’s independent auditors for fiscal year 2009?
Ratification of the appointment of the independent registered public accounting firm for fiscal 2009 requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against ratification.
What vote is required to approve the 2009 Restricted Stock Plan?
Approval of the 2009 Restricted Stock Plan requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against approving the 2009 Restricted Stock Plan.
How are votes counted?
     If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”
     Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting,. Abstentions are considered votes cast and thus have the same effect as votes against the matter. The Company has supplied copies of its proxy materials for its 2009 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.
     If you hold shares registered in the name of a broker or other nominee you may generally only vote pursuant to the instructions given to you by your broker or other nominee. If you hold shares registered in the name of a broker or other nominee, generally the nominee may only vote your shares as you direct the nominee, pursuant to the instructions given to you by the nominee. However, if the nominee has not timely received your directions, the nominee may vote on matters for which it has discretionary voting authority.
     If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors, even if the broker, bank or other nominee does not receive voting instructions from you.
Can the annual meeting be adjourned?
     Any adjournment of the annual meeting may be made without notice, by approval of the holders of a majority of the shares of Fuel Systems common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. In the event that a quorum is not present at the time the annual meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the annual meeting and the persons named in the enclosed proxy will vote all shares of common stock for which they have voting authority in favor of such adjournment.
What happens if a nominee for director declines or is unable to accept election?
     If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.
What should I do if I receive more than one set of voting materials?
     You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.
Where can I find the voting results of the annual meeting?
     The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in its quarterly report on Form 10-Q for the quarter ending September 30, 2009.

PROPOSALS SUBMITTED FOR STOCKHOLDERS VOTE
ITEM 1—ELECTION OF DIRECTORS
     Fuel Systems’ Board of Directors oversees the business and other affairs of Fuel Systems and monitors the performance of management. In accordance with corporate governance principals, non-employee members of the Board do not involve themselves in the day-to-day operations of Fuel Systems. Board members keep themselves informed through discussions with the Chief Executive Officer, President, other key executives and the Company’s principal external advisors (such as legal counsel, independent public accountants, investment bankers and other consultants), by reading reports and other materials that are sent to them and by participating in Board meetings.
     Board members are divided into three classes. The term of service for each class expires in a different year, with each director serving a term of three years, or until a successor is elected. As of July 1, 2009, seven individuals were serving on the Board. Nonetheless, the proxy you give to the Company for the 2009 annual meeting cannot be voted for more than three directors.
     The Board’s Nominating and Corporate Governance Committee has nominated Messrs. Costamagna, Young and Zanvercelli as directors to be elected at the annual meeting. Certain information regarding these nominees and each of the other directors is set forth below beginning on page 7. If you elect them, Messrs. Costamagna, Young and Zanvercelli will hold office until the annual meeting in 2012, or until their respective successors have been duly elected and qualified. The Company knows of no reason why any of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the Board increases the number of directors, the Board may fill the vacancy through a majority vote of those serving at that time. All three of these nominees were originally recommended to our Nominating and Corporate Governance Committee by current Board members and all three are currently serving on our Board.
     The Board of Directors recommends a vote “FOR” the election of Messrs. Costamagna, Young and Zanvercelli.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board Composition
     Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. Any additional directorships resulting from an increase in the number of directors may only be filled by a vote of a majority of the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.
     The following table sets forth information concerning our directors as of July 1, 2009. Some background information on our directors follows.

Name	Age	Position
Mariano Costamagna	58	Chief Executive Officer and Director
Norman L. Bryan	67	Director, member of our Audit and Nominating and Corporate Governance Committees
Marco Di Toro	48	Director, member of our Nominating and Corporate Governance Committee
Douglas R. King	66	Director, member of our Audit and Nominating and Corporate Governance Committees
James W. Nall	60	Director, member of our Audit and Compensation Committees
William J. Young	66	Director, member of our Compensation Committee
Aldo Zanvercelli	69	Director, member of our Compensation and Nominating and Corporate Governance Committees
     Mariano Costamagna, 58, has served as a director of Fuel Systems since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Managing Director and Chief Executive Officer of M.T.M., S.r.L., a subsidiary of BRC and an Italian limited liability company formed in 1977 and headquartered in Cherasco, Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and later became the Company’s Chief Executive Officer in connection with the acquisition of the remaining 50% of BRC. Mr. Costamagna is the brother of Pier Antonio Costamagna, who is the Managing Director of BRC and Director of Mechanical Engineering of MTM. Mr. Costamagna’s term as a director expires at our annual meeting in 2009.
     Norman L. Bryan, 67, has served as a director of Fuel Systems since November 1993. He is our Lead Director, Chair of our Nominating and Corporate Governance Committee, and a member of our Audit Committee. He has been a consultant since January 1995. Mr. Bryan was employed as the Senior Vice President of Sales and Marketing of EIT, Inc., an electric meter manufacturing company, from October 1998 to July 2002. Prior to retiring in 1994 from Pacific Gas and Electric Company, he was Vice President, Marketing from February 1993 until December 1994, and was Vice President, Clean Air Vehicles from February 1991 to February 1993. Mr. Bryan holds an M.S. degree in business from Stanford University and a B.S.M.E. degree in mechanical engineering from California State University in San Jose. Mr. Bryan is also an advisory board member of the Institute of Transportation Studies at the University of California, Davis. Mr. Bryan’s term expires at our annual meeting in 2011.
     Marco Di Toro, 48, has served as a director of Fuel Systems since April 1, 2005 and currently serves on our Nominating and Corporate Governance Committee. He has been a partner in the law firm of Grosso, de Rienzo, Riscossa e

Associati in Turin, Italy since 1994. Mr. Di Toro holds a law degree from Università Cattolica del Sacro Cuore, Milan (Catholic University of Sacred Heart of Jesus, Milan). Mr. Di Toro’s term expires at our annual meeting in 2010.
     Douglas R. King, 66, has served as a director of Fuel Systems since April 2006 and currently serves as Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. King is a Certified Public Accountant with significant experience in the accounting industry, including over 30 years of auditing experience at Ernst & Young LLP where he served in various capacities in multiple offices. Most recently, Mr. King served as the Managing Partner of the San Francisco Office of Ernst & Young LLP from 1998 until his retirement in 2002. Currently, Mr. King is a member of the Board of Directors of ASSIA, Inc., a privately held technology company; a member of the Board of Directors, Chairman of the Audit Committee and member of the Executive Compensation Committee of SJW Corp; and a member of the Board of Directors, Chairman of the Audit Committee and member of the Corporate Governance Committee of Silicon Graphics International Corp., a public company. Mr. King’s term expires at our annual meeting in 2011.
     James W. Nall, 60, has served as a director of Fuel Systems since May 2008 and currently serves on our Audit and Compensation Committees. Mr. Nall is a Certified Public Accountant with significant experience in the accounting and finance industry. Mr. Nall is currently serving as a tax commissioner for the State of New Jersey, a position he has held since July 2005. Prior to Mr. Nall’s appointment as tax commissioner by the governor of New Jersey, he was executive vice president and chief financial officer of New Jersey-based Hudson United Bancorp, a multi-billion dollar financial institution listed on the New York Stock Exchange, from September 2003 until its sale to TD Banknorth Inc. in January 2006. Mr. Nall also served as a member of the board of directors and as chairman of the audit committee of Interaudi Bank, a $1 billion private bank based in New York, from April 2003 to April 2004. Mr. Nall’s experience also includes serving for more than eighteen years as a partner with Arthur Andersen LLP. Mr. Nall earned a Masters of Business Administration in professional accounting from Rutgers University. Mr. Nall’s term expires at our annual meeting in 2010.
     William J. Young, 66, has served as a director of Fuel Systems since August 2008 and currently serves as Chairman of our Compensation Committee. Mr. Young has over 30 years of experience in the automotive industry, most recently, serving as a director for Oregon-based Lithia Motors, a billion dollar automotive retailer listed on the New York Stock Exchange from March 1997 until July 2008. Mr. Young also served as executive director of J.D. Power and Associates, a global marketing information services firm specializing in consumer research for the automotive industry, from September 2003 through February 2008. From 1994 through July 2000, Mr. Young was the Chairman, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for a period of 18 years, most recently as its President and Chief Executive Officer. Mr. Young also has extensive experience as an independent automotive marketing consultant. Mr. Young’s term expires at our annual meeting in 2009.
     Aldo Zanvercelli, 69, became a director of Fuel Systems in August 2006 and currently serves on our Compensation and Nominating and Corporate Governance Committees. Mr. Zanvercelli holds a degree in electrical engineering and has significant international business and manufacturing experience, including over 30 years of experience at Alenia Aeronautica where he served in various engineering, design and managerial capacities. In 2000, Mr. Zanvercelli formed the consulting and formation group, Intesis S.r.L., which focuses on inventions for the innovation and development of company organizational systems. Mr. Zanvercelli’s term expires at our annual meeting in 2009.
Independent Directors
     The Board of Directors has determined that Messrs. Bryan, Di Toro, King, Nall, Young and Zanvercelli are “independent” under Nasdaq Marketplace Rule 4200(a)(15).
Number of Meetings of the Board of Directors
     The Board held eleven meetings during 2008. Directors are expected to attend Board meetings and meetings on committees for which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board held an aggregate of 31 meetings during the year. Each director attended at least 90% of the aggregate number of meetings of the Board and the Board committees for which he served as a director in 2008. We do not currently have a policy that requires all of our directors to attend our annual stockholder meeting. However, all of our directors attended our 2008 annual meeting.

     The Company requires the non-management directors to meet in executive sessions on a periodic basis without management. The Company’s lead director presides at the executive sessions of non-management directors.
Committees
     Audit Committee. Current members of the Audit Committee are Mr. King (Chair), Mr. Bryan and Mr. Nall. The Board of Directors has determined that Mr. King is an Audit Committee Financial Expert within the current rules of the Securities and Exchange Commission. The Audit Committee reviews with the Company’s independent auditors the scope, results and costs of the annual audit and the Company’s accounting policies and financial reporting. The Audit Committee met seventeen times during the year ended December 31, 2008. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Audit Committee are “independent” as defined in Nasdaq Marketplace Rule 4200(a)(15) and meet the additional requirements set forth in Nasdaq Marketplace Rule 4350(d)(2)(A).
     Compensation Committee. Current members of the Compensation Committee are Mr. Young (Chair), Mr. Nall and Mr. Zanvercelli. The function of the Compensation Committee is to consider and propose executive compensation policies and to submit to the Board of Directors reports recommending compensation to be paid to the Company’s executive officers. All of the members of the Compensation Committee are “independent” as defined in Nasdaq Marketplace Rule 4200(a)(15). The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The Compensation Committee met seven times during 2008.
     Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Mr. Bryan (Chair), Mr. Di Toro, Mr. King and Mr. Zanvercelli. The Nominating and Corporate Governance Committee is responsible for recruiting and recommending candidates for membership on the Board of Directors. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Nominating and Corporate Governance Committee are “independent” as defined in Nasdaq Marketplace Rule 4200(a)(15). The Nominating and Corporate Governance Committee met seven times during 2008.
Stockholder Communication With The Board
     Stockholders may communicate concerns to any director, Board committee member or the entire Board by writing to the following address: Fuel Systems Solutions, Inc., 3030 South Susan Street, Santa Ana, California 92704, attention Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary will promptly forward all correspondence to the relevant director, committee member or the full Board as indicated in the correspondence.
Procedure for Stockholder Recommendations for Director Nominees
     The Nominating and Corporate Governance Committee has no formal policy with respect to consideration of stockholder recommended director candidates but will consider various potential candidates for director that may come to the Committee’s attention through current Board members, professional search firms, stockholders and other persons. There have been no changes to this process. The Board of Directors believes it is appropriate not to establish a formal policy in light of the absence of any stockholder recommended director candidates in the past. The Nominating and Corporate Governance Committee has not established any minimum qualifications for directors, but identifies and evaluates each candidate on a case-by-case basis including an evaluation of business and professional background, history of leadership or contributions to other organizations, function skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment and other Board service. The Nominating and Corporate Governance Committee has, however, adopted Corporate Governance Principles, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com.
Code of Ethics
     Our Code of Business Conduct and Ethics applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. You can find a copy of our Code of

Business Conduct and Ethics on our website at www.fuelsystemssolutions.com. We will post any amendments to the Code of Business Conduct and Ethics on our website.
Director Compensation
     We compensate our independent directors as follows:
•	$20,000 one-time restricted stock grant to new independent Board members;

•	$10,000 cash to each independent Board member as one-third of the annual director fee;

•	$20,000 annual restricted stock grant to each independent Board member as two-thirds of the annual director fee;

•	$10,000 cash to the Lead Director as an annual fee;

•	$10,000 cash to the Audit Committee Chairman as an annual fee;

•	$5,000 cash to the Compensation Committee Chairman as an annual fee;

•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;

•	$2,500 cash to Audit Committee members as an annual fee;

•	$2,500 cash to each non-employee director per day of Board meetings attended in person if the Board meeting is held in the director’s home country. (In addition, the Company will pay $7,500 cash to each non-employee director for each Board meeting attended in person, if the meeting is not held in the director’s home country. The $7,500 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts);

•	$2,500 cash for the first Board meeting attended telephonically in a calendar year by an independent Board member, and $1,250 for any subsequent Board meeting attended telephonically in the same calendar year;

•	$1,000 cash for all committee meetings or Company meetings attended in person by an independent Board member (If there is more than one committee meeting per day or per visit, the $1,000 covers all meetings);

•	$500 cash for all committee meetings attended telephonically per day (or per “visit”) by an independent Board member;

•	$500 cash for a Board or committee call to complete specific Board or committee business by an independent Board member; and

•	$0 for informational or update calls.
     At this time, all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.
Special Committee Compensation
     In 2008, our Board of Directors created a special committee to review the Company’s financing structure. This special committee consisted of Messrs. Bryan (as Chairman), King and Zanvercelli. Due to the intensive amount of work required of the special committee members, the Compensation Committee recommended to the Board and the Board approved additional payments to the special committee members. Mr. Bryan received $10,000 per month to serve as chairman of the special committee. Messrs. King and Zanvercelli received one-time payments of $5,000 each for their service. In addition, all three of the special committee members received $1,000 for each in-person committee meeting or telephonic meeting.
Participation in the Deferred Compensation Plan
     In addition, non-employee directors are eligible to participate in our deferred compensation plan pursuant to which they may elect to defer a portion of their fees, which are invested in shares of our common stock. Through March 1, 2009, the Company matched 50% of the participant’s contribution up to an annual maximum of $12,500, which has been invested in shares of our common stock acquired in the open market and those shares become subject to vesting provisions. A director is automatically 100% vested in all of the amounts he or she has elected to defer, and the resulting gain or loss on those amounts but only becomes vested in the amounts contributed pursuant to Company matches as follows: after two years of service, the director is 25% vested in Company matching contributions and each year thereafter, an additional 25% of the matching contributions vests, resulting in full vesting after five years of service. A director also becomes 100% vested upon a change in control of the Company or if the director dies prior to receiving any payments under the plan. Effective March 1, 2009, the Company has suspended the match on participants’ contributions.
     Messrs. Bryan, Di Toro, King and Nall are participants in the deferred compensation plan. As of December 31, 2008, Mr. Bryan was fully vested in the shares purchased through the deferred compensation plan with Company matching funds, Mr. Di Toro was 50% vested in the shares purchased through the deferred compensation plan with Company matching funds, Mr. King was 25% vested in the shares purchased through the deferred compensation plan with Company matching funds and Mr. Nall was not vested in any shares purchased through the deferred compensation plan with Company matching funds.
2008 Director Compensation Table
     The following table sets forth a summary of the compensation earned by our directors pursuant to our director compensation policy for the year ended December 31, 2008:

			All Other
	Fees Earned or	Stock Awards	Compensation ($)
Name	Paid in Cash ($)	(1) (2)	(3)	Total ($)
Norman L. Bryan	$110,500	$20,000	$5,125	$135,625
Marco Di Toro	51,500	20,000	11,195	82,695
Douglas R. King	82,750	20,000	12,500	115,250
James W. Nall	34,011	40,000	12,500	86,511
J. David Power III (4)	12,132	—	—	12,132
William J. Young	23,533	40,000	—	63,533
Aldo Zanvercelli	63,500	20,000	—	83,500

(1)	Each non-employee director receives an annual restricted stock grant with a grant date fair value of $20,000 on the day of our annual stockholder meeting. All directors received this restricted stock grant on August 7, 2008 and all of the grants vested in full on December 31, 2008. Additionally, new directors receive a restricted stock grant with a grant date fair value of $20,000 that vests over three years. Mr. Nall became director on May 7, 2008 and Mr. Young became director on August 6, 2008.

(2)	As of December 31, 2008, Mr. King had 467 shares of unvested restricted stock outstanding, Mr. Nall had 1,065 shares of unvested restricted stock outstanding, Mr. Young had 475 shares of unvested restricted stock outstanding, and Mr. Zanvercelli had 496 shares of unvested restricted stock outstanding. No other directors held unvested restricted stock as of that date. See Note 7 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K filed on March 10, 2009 (“2008 Form 10-K”) for a discussion of the calculation of the fair value of the restricted stock awards granted in 2008.

(3)	All Other Compensation represents the Company’s matching contribution for directors who elect to defer their director fees into our deferred compensation plan.

(4)	J. David Power III resigned as a member of the Board on April 23, 2008.

Report Of The Audit Committee
     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.
     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2008 with management and with the independent auditors.
     The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance”, as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, “Communications with Audit Committees”). The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of the independent auditors with that firm.
     Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.
     The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves an oversight role where it receives information from, consults with and provides its views and directions to management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

March 4, 2009	The Audit Committee

Douglas R. King, Chair
Norman L. Bryan
James W. Nall
The foregoing report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

EXECUTIVE OFFICERS
     The following table sets forth information concerning our officers and directors as of July 1, 2009. Some background information on our officers follows:

Name	Age	Position
Mariano Costamagna	58	Chief Executive Officer and Director
Matthew Beale	42	President, Chief Financial Officer and Secretary
Michael Helfand	49	Senior Vice President Finance and Chief Accounting Officer
Roberto Olivo	54	Chief Operational Officer
Pier Antonio Costamanga	56	Managing Director of BRC and Director of Mechanical Engineering of MTM
Richard Nielsen	53	General Manager of IMPCO
Marco Semandi	43	Marketing Director of MTM
     Mariano Costamagna, 58, has served as a director of Fuel Systems since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Managing Director and Chief Executive Officer of M.T.M., S.r.L., a subsidiary of BRC and an Italian limited liability company formed in 1977 and headquartered in Cherasco, Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and later became the Company’s Chief Executive Officer in connection with the acquisition of the remaining 50% of BRC. Mr. Costamagna is the brother of Pier Antonio Costamagna, who is the Managing Director of BRC and Director of Mechanical Engineering of MTM. Mr. Costamagna’s term as a director expires at our annual meeting in 2009.
     Matthew Beale, 42, became our Chief Financial Officer in May 2009 and our President and Secretary in May 2008. Previously, Mr. Beale had been serving as our Vice President of Business Development since February 2007. Prior to joining Fuel Systems, Mr. Beale served as managing director for CVS Partners, a corporate advisory firm focused on mergers, acquisitions and financings, based in Milan and London, starting in 2005. From 2000-2004, he served as vice president in the Milan office of Citigroup, providing corporate finance advisory services for private bank clients. Previously, his career included mergers and acquisitions and acquisition finance positions with JP Morgan in Milan and London. He earned a Bachelor of Arts degree in English from London University and a diploma in accounting and finance from the London School of Economics, as well as a Master of Business Administration from Instituto de Estudios Superiores de la Empresa (IESE), Barcelona, Spain. His foreign language proficiency includes Italian and Spanish.
     Michael Helfand, 49, became our Senior Vice President Finance and Chief Accounting Officer in May 2009. Prior to joining Fuel Systems, and beginning in 2003, Mr. Helfand was a finance and accounting consultant serving clients in matters related to SEC registration material preparation; Sarbanes-Oxely engagements; and financial review and systems development. From 2007 to 2008, he has served as the Interim Chief Financial Officer of Rothschild North America, Inc., a global investment bank. From 2006 to 2007, Helfand was the Executive Vice President of Finance and Interim CEO at WRC Media, Inc., a publishing company. Prior to consulting, he was Executive Vice President and CFO of Vestcom International, a NASDAQ company, from 1999 to 2003 and of World Color Press, a New York Stock Exchange company, in 1998. In addition, Helfand held various roles of increasing responsibility including Vice President and Assistant Controller at ABC, Inc., a division of the Walt Disney Company.
     Roberto Olivo, 54, became our Chief Operational Officer on January 1, 2009. Mr. Olivo had been serving as our general manager of IMPCO since September 2007, a role which Mr. Olivo had been serving as acting general manager of IMPCO since May 2007. Prior to working for IMPCO, and beginning in 2000, Mr. Olivo was an independent management consultant specializing in the automotive industry. In this capacity, he worked on several projects for Fuel Systems’ BRC subsidiary as well as clients such as Fiat, Ferrari Maserati Group and Daimler Chrysler. His professional career also includes extensive experience within the broader transportation and industrial sectors. He earned a Bachelor of Science degree in electrical engineering from Politecnico di Torino, Italy, and is proficient or fluent in Italian, English, German, French, Dutch/Flemish and Spanish.

     Pier Antonio Costamagna, 56, has served as the Director of Mechanical Engineering of MTM, S.r.L., a wholly owned subsidiary of BRC, since its formation in 1977. Mr. Costamagna has also served as Managing Director of BRC, one of our wholly owned subsidiaries, since the company was established in 2001. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna is the brother of Mariano Costamagna, the Chief Executive Officer of Fuel Systems.
     Marco Seimandi, 43, is the Marketing Director of MTM, a wholly-owned subsidiary of BRC. He joined MTM in 1996 as Commercial Manager after his previous experience as Regional Commercial Manager of the French automotive component group Valeo. Mr. Seimandi has a PhD in aircraft engineering at Turin Polytechnic in Italy and a specialization in business administration from CEDEP/INSEAD Institute at Fontainebleau in France.
     Richard Nielsen, 53, became our General Manager of IMPCO on January 1, 2009. He originally joined IMPCO in 1998, and has served in various roles of increasing responsibility, most recently as Director of Sales and Marketing. Prior to working for IMPCO, Mr. Nielsen worked in various sales, marketing and training positions within Superior Propane, Canada’s largest propane wholesaler and retailer. Mr. Nielsen began his automotive career at Advanced Automotive, one of Canada’s leading automotive conversion facilities.

PRINCIPAL STOCKHOLDERS
     The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 30, 2009, as to:
•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors and Named Executive Officers (as described on page 14); and

•	all our directors and executive officers as a group.
     Except as otherwise indicated all of the shares indicated in the table are shares of Fuel Systems common stock and each beneficial owner has sole voting and investment power with respect to the shares set forth opposite his or its name. For the purposes of calculating percentage ownership as of June 30, 2009, 17,581,127 shares were issued and outstanding, and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable within 60 days following June 30, 2009, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Fuel Systems Solutions, Inc., 3030 Susan Street, Santa Ana, California 92704.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage
5% Stockholders:
FMR LLC	1,798,229	(1)	10.2%
Invesco Ltd.	1,635,918	(2)	9.3%

Directors and Executive Officers:
Matthew Beale	456	(3)	*
Norman L. Bryan	6,243	(4)	*
Mariano Costamagna	3,347,373	(5)(6)	19.0%
Pier Antonio Costamagna	3,347,373	(5)(7)	19.0%
Marco Di Toro	5,118	(8)	*
Michael Helfand	—		*
Douglas R. King	3,281	(9)	*
James Nall	837	(10)	*
Richard Nielsen	—	(11)	*
Roberto Olivo	2,198	(12)	*
Marco Seimandi	6,000	(13)	*
William Young	482	(14)	*
Aldo Zanvercelli	2,872	(15)	*
All executive officers and directors as a group (13 persons)	3,374,860	(16)	19.1%

*	Indicates ownership of less than 1% of the Company’s common stock.

(1)	Based on an Amendment to a Schedule 13G Information Statement filed February 17, 2009 by FMR LLC. The Amended Schedule 13G discloses that VIP Mid Cap Portfolio, a wholly-owned subsidiary of FMR, is the beneficial owner of 1,242,800 shares of Fuel Systems common stock. FMR and Edward C. Johnson 3d, the Chairman of FMR, each has sole power to dispose of the shares reported in the table. The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(2)	Based on Schedule 13G Information Statement filed May 8, 2009 by Invesco Ltd. The Schedule 13G discloses that Invesco PowerShares Capital Management LLC, a wholly-owned subsidiary of Invesco Ltd, is the beneficial owner of 1,511,152 shares of Fuel Systems common stock. Invesco and its clients in the PowerShares Wilderhill Clean Energy

Portfolio Fund, each have sole power to dispose of the shares reported in the table. The address of Invesco is 1555 Peach Street NE, Atlanta, GA 30309.

(3)	Does not include 779 shares of unvested restricted stock held by Mr. Beale.

(4)	Includes 1,875 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following June 30, 2009. Does not include 2,205 shares invested in the Company’s deferred compensation plan in Mr. Bryan’s name.

(5)	Pier Antonio Costamagna, Chief Engineering Officer, is the brother of Mariano Costamagna, Chief Executive Officer, President and a director.

(6)	Includes 25,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following June 30, 2009, and 1,604,589 shares held by Pier Antonio Costamagna, to which he disclaims beneficial ownership. Does not include 1,233 shares of unvested restricted stock held by Mr. Costamagna.

(7)	Includes 20,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following June 30, 2009, and 1,742,784 shares held by Mariano Costamagna, to which he disclaims beneficial ownership.

(8)	Does not include 1,547 shares invested in the Company’s deferred compensation plan in Mr. Di Toro’s name.

(9)	Does not include 9,930 shares invested in the Company’s deferred compensation plan in Mr. King’s name.

(10)	Does not include 710 shares of unvested restricted stock held by Mr. Nall or 2,957 shares invested in the Company’s deferred compensation plan in Mr. Nall’s name.

(11)	Does not include 1,055 shares of unvested restricted stock held by Mr. Nielsen.

(12)	Does not include 1,224 shares of unvested restricted stock held by Mr. Olivo and includes 1,250 shares owned by Mr. Olivo’s wife.

(13)	Includes 6,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following June 30, 2009.

(14)	Does not include 475 shares of unvested restricted stock held by Mr. Young.

(15)	Does not include 496 shares of unvested restricted stock held by Mr. Zanvercelli.

(16)	Includes an aggregate of 52,875 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following June 30, 2009.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Fuel Systems common stock. Executive officers, directors and owners of greater than 10% of our stock are required by SEC regulations to furnish copies of all Section 16(a) reports they file. Based solely upon a review of the filings furnished pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 or advice that no filings were required, all filing requirements of Section 16(a) were timely complied with during the year ended December 31, 2008, except for the following: the Company failed to assist Messrs. Bryan, Mariano Costamagna, and Power (former director) in filing timely Form 4s to report repriced stock option grants that resulted from our voluntary review of our historical stock option grant practices; the Company failed to assist Messrs. Mariano Costamagna, Pier Antonio Costamagna, Power and Seimandi in filing timely Form 4s to report exercises of stock options and sales of stock; and the Company failed to assist Mr. Nall in timely reporting his initial restricted stock grant upon becoming a director of the Company.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     In this section, we discuss certain aspects of our compensation policies as they apply to our Chief Executive Officer, the two individuals who served as our Chief Financial Officer during 2008 and our three other most highly-compensated executive officers in 2008. For purposes of this disclosure, our three other most highly-compensated executive officers include executive officers at our subsidiaries. We refer to these six individuals throughout as the “Named Executive Officers.” Our discussion and the following tabular disclosure focuses on compensation and policies relating to the year ended December 31, 2008.
Operation of the Compensation Committee
     The Compensation Committee is appointed by the Board of Directors to approve and evaluate all of the Company’s compensation programs, policies and plans, as they affect the executive officers. During 2008, the Compensation Committee consisted of three outside, non-employee directors who were considered to be independent under the Nasdaq Marketplace Rules. The Compensation Committee held seven meetings in 2008, most of which included “executive sessions” where members of management were not present. As of December 31, 2008, the Compensation Committee comprised of Messrs. Young, Nall and Zanvercelli with Mr. Young being the chairman.
     The Compensation Committee is directly responsible for the evaluation of the performance of the Chief Executive Officer, or CEO, and the associated adjustments to the elements of his compensation package, as discussed in more detail below. Each year, the Compensation Committee conducts a detailed evaluation of the CEO and his role in the Company’s performance. The CEO does not participate in any process related to establishing his own pay, other than providing a self-evaluation to the Compensation Committee.
     The Compensation Committee receives compensation recommendations from the CEO and approves or modifies them in the exercise of its judgment based on the Board’s interactions with the Named Executive Officers. Ultimately, the Compensation Committee has full discretion to make compensation decisions for our executive officers, bound only by the Company’s pre-existing contractual obligations.
Compensation Philosophy
     Our compensation policies are designed to align the financial interests of our management with those of our stockholders, and to take into account our operating results and expectations for continued growth and enhanced profitability. Overall, we seek to provide compensation packages that are competitive in terms of total potential value to our executives, but that are also tailored to the unique characteristics of our Company.
     We wish to reinforce the importance of the Company’s continued profitability in our compensation structure. To that end, we established the 2006 Incentive Bonus Plan, which enables our employees to share in the Company’s financial success if, and to the extent that, we are profitable. In addition, we value the concept of rewarding all employees, and not just our executives, for the Company’s successes. Implementing these priorities, our 2006 Incentive Bonus Plan permits bonuses to be awarded to any employee at any of our worldwide locations if the division where such employee works is profitable and if he or she has met all applicable personal performance targets.
     Since the adoption of the 2006 Incentive Bonus Plan, we have not provided any incentive compensation, in the form of equity or cash, to our executive officers outside of the plan, and we currently do not have any intention to provide any cash or equity incentive compensation outside the plan. We believe our incentive compensation philosophy motivates our executives and our rank and file employees to share the same goal with our stockholders: maximizing profits.
Engagement of a Compensation Consultant
     The Compensation Committee has the authority and access to the funds to engage outside compensation consultants to analyze compensation issues as we deem appropriate. In 2008, we hired an outside compensation consultant, Vivient Consulting LLC, to review the compensation of Mariano Costamagna, Matthew Beale, Bill E. Larkin, our former Chief Financial Officer, and John Vong, our Corporate Controller, and to compare their compensation to the compensation generally offered by two selected groups of peer companies. The Compensation Committee utilizes the peer groups to assess the competitiveness of executive compensation and the appropriateness of compensation program design. The peer groups were selected by Vivient Consulting, after input from the Compensation Committee, and included publicly traded, geographically diverse companies in a similar industry and of a similar size to Fuel Systems and publicly traded manufacturing companies with California headquarters and significant international operations.
     Our two peer groups are comprised of the following companies:

Industry Peer Group	California Peer Group
Badger Meter	American Vanguard Corporation
Clean Energy Fuels	Ameron International
Commercial Vehicle Group	Bell Industries
Dorman Products	CalAmp Corp
Drew Industries	Ceradyne, Inc.
DXP Enterprises	Clean Energy Fuels
Energy Conversion Devices	Ducommun Incorporated
Gentex Corp	Masimo Corp
Hawk Corporation	Mentor Corp
Motorcar Parts of America	Motorcar Parts of America
Proliance International	MRV Communications
Shiloh Industries	Power-One, Inc.
Strattec Security	Virco Mfg Corporation
Twin Disc	WD-40 Company
     We recognize that we may not be able to recruit and retain key executives if we do not offer competitive compensation packages, and we are interested to know how Fuel Systems’ compensation compares to compensation at other companies as reported by Vivient Consulting. Our compensation philosophy is to focus on and reward the achievements of the Company and the executives themselves. Total compensation for our key executives, including base salary, bonus incentives and equity awards, is generally targeted at or below the median of our competitive marketplace for executive talent. The Compensation Committee believes that compensation decisions require judgment and should reflect Company and individual performance, in addition to market pay levels and trends. The Committee maintains the flexibility and discretion to establish individual target compensation levels above or below market median practices as experience, performance and contribution warrant. Using the information provided by Vivient Consulting, the Compensation Committee decided not to change any of our compensation practices in 2008.
Elements of Compensation
     Compensation for each executive officer for 2008 consisted of a base salary, the opportunity to receive an annual bonus in the form of cash and/or restricted stock under our 2006 Incentive Bonus Plan and assorted other benefits and perquisites. We provide a competitive base salary and benefits package that management and the Compensation Committee believe is consistent with market practice based on our peer groups surveyed, which allows us to attract and retain key executives and employees.
     The opportunity to receive a cash bonus under the 2006 Incentive Bonus Plan focuses our executive officers on short-term performance and provides them with an immediate reward, while the restricted stock grants are long-term incentives designed to encourage the achievement of corporate goals and the growth of stockholder value over the longer term. We prefer to grant restricted stock over stock options to employees as an equity incentive. We have not granted stock options to any employees or directors for several years, and we do not intend to grant any stock options in the foreseeable future. We have not established minimum stock ownership guidelines for our executive officers or adopted a policy requiring them to retain their Fuel Systems stock for any period of time.

Base Salary
     The Compensation Committee has the exclusive authority to set the CEO’s compensation. The committee reviews the CEO’s performance annually and, based on this review, it may determine to adjust his compensation, subject to the terms of his employment agreement. Mr. Mariano Costamagna became the Company’s Chief Executive Officer on January 1, 2005 as part of our strategic acquisition of BRC. Pursuant to his employment agreement entered into at that time, Mr. Costamagna’s base salary is no less than $360,000 per year. The Compensation Committee has not raised his base salary since the time his employment agreement was executed. While Mr. Costamagna does not earn a fee for his services as one of the Company’s directors, he has earned a fee of €100,000 per year (approximately $141,000 converted into U.S. dollars as of December 31, 2008) for acting as a director of one of our wholly owned subsidiaries. This amount in euros did not decrease from 2007 to 2008. However, because of exchange rate fluctuations, the U.S. dollar equivalent of the payments Mr. Costamagna received in euros decreased.
     In December 2008, the Company entered into a new employment agreement with Mr. Costamagna. Effective January 1, 2009, Mr. Costamagna serves as our Chief Executive Officer until December 31, 2012 with a base salary of no less than $360,000 paid in U.S. dollars and of €120,000 paid in euros (approximately $169,000 converted to U.S. dollars as of December 31, 2008) per year. Mr. Costamagna will not receive any other type of compensation as a director, officer, or other position within the Company or with any of its subsidiaries other than being eligible for bonuses under the 2006 Incentive Bonus Plan.
     Our CEO annually reviews the performance of our other Named Executive Officers and subsequently presents conclusions and recommendations regarding these officers, including proposed salary adjustments, to the Compensation Committee. The Compensation Committee then makes the final decision regarding any adjustments or awards. The review of performance by the Committee and the CEO of other executive officers is a subjective assessment of each executive’s contribution to Company or division performance, leadership qualities, strengths and weaknesses and the individual’s performance relative to goals set by Mariano Costamagna and the Compensation Committee. The Compensation Committee and the CEO do not systematically assign a weight to the factors they consider, and may, in their discretion, consider or disregard any one factor that, in their discretion is important to or irrelevant for a particular executive.
     Given the Company’s performance in 2008 and the economic climate during 2008, the Compensation Committee did not believe that any of the Named Executive Officers merited a raise in his base salary for 2009 However, Messrs Beale and Larkin received increases to their base salary in connection with their respective promotions during 2008. The Compensation Committee decided that the raises for each of Messrs. Beale and Larkin should be implemented in two steps, with a portion of the raise effective immediately upon the executive’s promotion and a portion of the raise effective six months after his promotion.
Bonus Compensation Under 2006 Incentive Bonus Plan
     We made our first awards under the 2006 Incentive Bonus Plan in 2007. We believe this plan enhances the Company’s compensation structure and strategy and encourages results-oriented actions on the part of all employees throughout the Company. Executive employees, including our Named Executive Officers, participate in the 2006 Incentive Bonus Plan on the same terms as all other employees. The plan is dynamic enough to provide us with the framework to grant cash bonuses and/or grant restricted stock awards as bonus compensation. This flexibility allows us to provide a combination of short- and long-term incentives as we determine appropriate. The plan also emphasizes our commitment to stockholder value since no bonuses are paid to any employees unless the division in which that employee works is profitable.
     The framework for this plan was originally conceived by Mariano Costamagna, our CEO, but was drafted and is administered by the Compensation Committee which has final decision-making authority over its implementation. The plan was approved by stockholders at our 2006 annual meeting.
     All employees of the Company and its subsidiaries worldwide are eligible to participate in the 2006 Incentive Bonus Plan if they have been employed for at least the final six months of the applicable year and if they are employed by the Company or any of its subsidiaries on the date that awards are given. None of the Company’s employees (including the Named Executive Officers) are guaranteed a bonus. An eligible employee will only receive his or her bonus if he or she works in a division that makes a net profit for the year and, as the Committee determines, if that employee has successfully met his or her individual performance goals for that year. The Compensation Committee did not implement the individual performance goal requirement for the awards granted in 2008 (based on profit made in fiscal year 2007) or for the awards granted in 2009 (based on profit made in fiscal year 2008).

     The Compensation Committee administers the plan, which includes working with the CEO to determine the individual performance goals of eligible employees (as applicable) and the sizes of awards granted to eligible employees after those employees have met all requirements to receive awards. However, the Compensation Committee may delegate the administration of the plan and the setting of targets and payment amounts for non-officer employees of the Company to a committee of officers, including the CEO.
     After the end of each year, the Company sets aside up to ten percent of the net profits of each operating division (currently, IMPCO or BRC, as applicable) as a bonus pool for distribution to eligible employees of that division. The awards to eligible employees of a profitable division will be distributed out of this bonus pool to all eligible employees if the Compensation Committee has not implemented the requirement of meeting individual performance goals or to those employees who have achieved their personal performance goals if the Compensation Committee has implemented that requirement. If the division in which an eligible employee works does not make a profit during a year, the employee will not receive a bonus under the plan, regardless of the employee’s personal accomplishments. Also, if the Compensation Committee has implemented the individual performance goals, an eligible employee will not receive a bonus if he or she does not meet his or her performance goals, regardless of the profit the division has made. Executive officers and employees who work for our corporate headquarters and other eligible employees who provide support services to our operating divisions, but who are not directly employed by any of our profitable operating divisions, may be eligible to receive bonuses out of the profit pool of one or more profitable divisions, in the sole and absolute discretion of the Compensation Committee. Bonuses can be paid in cash, in shares of time-vesting restricted stock or in a combination of the two, at the option of the Compensation Committee.
     Both divisions of Fuel Systems were profitable in 2006, therefore, all of the Company’s eligible employees received bonuses in 2007. For the awards granted in 2007, the Compensation Committee determined, based on recommendations from the CEO, that 20% of the available IMPCO bonus pool, plus 26% of the available BRC bonus pool, should be allocated to Company’s CEO and the executive officers who report directly to him. That portion of the bonus pool was then divided among the executive officers in proportion to the relative base salaries of those executive officers.
     Both divisions of Fuel Systems were profitable in 2007, therefore, all of the Company’s eligible employees received bonuses in 2008. For the awards granted in 2008, the Compensation Committee determined, based on recommendations from the CEO, that 18% of the available IMPCO bonus pool, plus 28% of the available BRC bonus pool, should be allocated to Company’s CEO and the executive officers who report directly to him. That portion of the bonus pool was then divided among the executive officers in proportion to the relative base salaries of those executive officers.
     For the grants made in 2007 and in 2008, the Compensation Committee decided that the total compensation amount for each senior executive officer of Fuel Systems or IMPCO located in the United States was most appropriately divided into 35% cash, to provide an immediate reward to employees, and 65% restricted stock to provide a long-term incentive. The Compensation Committee also decided that all BRC employees, including Mr. Pier Antonio Costamagna, should receive their awards in all cash due to the complications involved in granting stock awards to employees overseas. Due to the all-cash payment received by BRC employees, which was paid in a lump sum and had no restrictions similar to the vesting of restricted stock, the Compensation Committee decided to reduce the size of the bonus pool that was distributed to the BRC employees to 5% of that division’s profits.
     Both divisions of Fuel Systems were profitable in 2008, therefore, all of the Company’s eligible employees received bonuses in 2009. For the awards granted in 2009, the Compensation Committee determined, based on recommendations from the CEO, that 18% of the available IMPCO bonus pool, plus 15% of the available BRC bonus pool, should be allocated to Company’s CEO and the executive officers who report directly to him. That portion of the bonus pool was then divided among the executive officers in proportion to the relative base salaries of those executive officers.
     For the grant made in 2009, the Compensation Committee decided that the total compensation amount for each senior executive officer of Fuel Systems or IMPCO located in the United States was most appropriately divided into 35% cash, to provide an immediate reward to employees, and 65% restricted stock to provide a long-term incentive. The Compensation Committee also decided that all BRC employees, including Mr. Pier Antonio Costamagna, should receive their awards in all cash due to the complications involved in granting stock awards to employees overseas. Due to the all-cash payment received by BRC employees, which was paid in a lump sum and had no restrictions similar to the vesting of restricted stock, the Compensation Committee decided to reduce the size of the bonus pool that was distributed to the BRC employees to 5% of that division’s profits.

     The table below sets forth the cash and restricted stock that the Named Executive Officers received in 2009, 2008 and 2007 pursuant to our 2006 Incentive Bonus Plan:

	Awards under the
	2006 Incentive
	Bonus Plan —		Shares of
Name and Principal Position	Year Paid	Cash ($)	Restricted Stock (#)

Mariano Costamagna	2009	$—	—
(Chief Executive Officer)	2008	98,853	1,510
	2007	135,551	1,916

Matthew Beale	2009	31,128	647
(President, Chief Financial Officer and Secretary)(1)	2008	22,566	588

Bill E. Larkin (2)	2009	26,148	543
(Former Chief Financial Officer)	2008	14,107	616
	2007	—	—

Pier Antonio Costamagna	2009	58,711	—
(Director of Mechanical Engineering of MTM)	2008	9,296	—
	2007	11,128	—

Roberto Olivo	2009	3,249	557
(Chief Operational Officer)(3)	2008	16,170	1,615

Thomas M. Costales (4)	2009	—	—
(Former Chief Financial Officer)	2008	—	—
	2007	42,270	1,117

(1)	Mr. Beale was hired in February 2007 as our Vice President of Business Development and was not eligible for an award in 2007 under the 2006 Incentive Bonus Plan. Mr. Beale became Chief Financial Officer in May 2009.

(2)	Mr. Larkin served as our Chief Financial Officer until he resigned from this position in May 2009.

(3)	Mr. Olivo was General Manager of IMPCO during 2007 and received a promotion to Chief Operational Officer in January 2009.

(4)	Mr. Costales served as our Chief Financial Officer until he resigned from this position in May 2008. Mr. Costales did not receive a bonus payment in 2008 in accordance with the terms of his severance arrangement with the Company. Because Mr. Costales was not employed by the Company on the date that awards under the 2006 Incentive Bonus Plan were granted to employees for service during 2008, he also did not receive a bonus payment in 2009.
     All restricted stock grants contain a component that vests over time. One quarter of the total grant amount vested immediately. Each additional quarter vests on subsequent one-year anniversaries of the grant date. Until the stock vests, each recipient does not have the rights of a stockholder; he or she does not receive dividends and cannot vote those shares. Any stock that has not vested when the employee leaves the Company for any reason is forfeited.
If Fuel Systems merges with another company, has a change in control or undergoes a similar transaction and Fuel Systems is not the surviving company, all of our obligations under restricted stock awards that have been previously granted under the Plan shall be assumed by the surviving corporation on terms approved by the Compensation Committee.
Deferred Compensation Plan
     Another manner in which we encourage our senior employees, including our Named Executive Officers, to align their interests with those of our stockholders is through participation in our deferred compensation plan which was amended effective January 1, 2008. Participation in the deferred compensation plan is limited to members of the Board of Directors and senior managers of Fuel Systems. All of our Named Executive Officers, other than Mr. Pier Antonio Costamagna, are eligible to participate in the deferred compensation plan, but none elected to do so during 2008.
     Participants in our deferred compensation plan elect to defer a portion of their salary (including cash bonuses), which is invested in an account under the plan. Each participant designates how the money in his or her plan account is invested, and each participant’s account is credited with the actual net investment earnings, gains and losses incurred. Through March 1, 2009. the Company matched 50% of the participant’s contribution up to an annual maximum of $12,500. The Company’s contributions may be made in cash or in shares of the Company’s common stock. Historically, the matching Company funds have been invested in shares of Fuel Systems common stock acquired in the open market. The Company has suspended the match on participant’s contributions.
     A participant is automatically 100% vested in all of the amounts he or she has elected to defer, and the resulting gain, loss or interest on those amounts. However, a participant only becomes vested in the amounts contributed pursuant to Company matches depending on the length of his or her employment. After two years of employment, the participant is 25% vested in the employer’s matching contributions. Each year thereafter, an additional 25% of the employer’s matching contributions vests, resulting in full vesting after five years of employment. A participant also becomes 100% vested upon a change in control of the Company or if the participant dies prior to receiving any payments under the plan.
     A participant is entitled to a lump sum distribution under the plan following termination of his or her employment for any reason. A plan participant may also be permitted to withdraw some or all of the funds from his or her plan account in the event he or she suffers a severe financial hardship that qualifies as an “unforeseeable emergency” as defined in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.
Other Benefits and Perquisites
     We provide broad-based benefits and perquisites for our employees and their dependents, portions of which are paid for by the employee. Benefits include, among other things, life insurance, health insurance, dental insurance, vision insurance, 401(k) participation, dependent and healthcare reimbursement accounts, vacation time and holidays. The employee benefits for our Named Executive Officers are generally the same as those provided for our other salaried employees.
     We maintain a retirement savings plan, or a 401(k) plan, for the benefit of our eligible employees, those who are at least 21 years old and paid from the United States. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. Our matching employee contributions are discretionary up to a limit of 100% of the first 3% of compensation contributed by employees each pay period. As of March 1, 2009, we suspended the company match of employee contributions. An employee’s interests in his or her deferrals are 100% vested when contributed. After two years of employment, the participant is 25% vested in the employer’s matching contributions. Each year thereafter, an additional 25% of the employer’s matching contributions vests, resulting in full vesting after five years of employment. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deducible by us when made. Of our Named Executive Officers, only Messrs. Larkin, Olivo and Costales participated in our 401(k) plan during 2008.
     We do provide some perquisites as additional benefits that are convenient for our executive officers when faced with the demands of their positions. For example, Mr. Costales received an automobile allowance of $4,615 (which is an annual allowance of $12,000 prorated for the portion of the year that he was employed by us), and Messrs. Beale, Larkin and Olivo received an automobile allowance of $12,000 each in 2008.
Tax Issues
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits amounts that can be deducted for compensation paid to certain executives to $1.0 million unless certain requirements are met. No executive officer receives compensation in excess of $1.0 million, and therefore, all compensation amounts are deductible at present. The Compensation Committee will continue to monitor the applicability of Section 162(m) to our compensation program.
     Amounts that are deferred or which become vested under our nonqualified deferred compensation programs (including our 2006 Incentive Bonus Plan) after December 31, 2004, are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We believe that our plans subject to Section 409A comply with Section 409A.
Compensation upon Termination
     Other than Mariano Costamagna and Mr. Costales, our Named Executive Officers do not have specific severance arrangements for themselves. Employees of the Company who work in Italy, including Messrs. Costamanga and Semandi, are subject to Italian law and its existing statutory severance policies.
     Mariano Costamagna’s Severance Arrangements. The termination of employment provisions included in Mr. Costamagna’s initial employment agreement that was in effect during all of 2008, were entered into not only to address competitive concerns when he was originally recruited, but also as part of the negotiated terms of Fuel Systems’ acquisition of BRC, which was previously owned by Mr. Costamagna and his family members. An amended and restated employment agreement was signed in 2008 and became effective January 1, 2009.
     According to the terms of his new employment agreement, if during the term of Mr. Costamagna’s employment we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment of $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with us, solicit our employees or interfere with our business during those four years following his termination. Accordingly, our right to terminate his employment without triggering this payment obligation is limited to circumstances in which we terminate him for “cause” such as if (1) he engages in gross negligence or willful misconduct, including but not limited to criminal conduct, that injures the reputation of the company or otherwise adversely affects the material interests of the company; (2) he continues to refuse to perform his substantial job functions after written notice; (3) he refuses to cooperate in any audit or investigation of the financial statements or business practices of the company; or (4) he fails to take corrective action to remedy any acts or omissions within twenty business days after written notice indicating that such failure to remedy such conduct is grounds for termination. Similarly, Mr. Costamagna may resign for “good reason” and claim the severance payment if, after having given the company written notice and an opportunity to cure the defect: (1) his title, duties, responsibilities or status are materially diminished, (2) his base salary is reduced, (3) there is a material adverse deviation from the company’s bonus determination policies, or (4) his responsibilities are delegated to another person such that his authority or overall level of responsibility within the company has been materially diminished.
     If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related persons acquires enough of the Company’s common stock to elect a majority of the board of directors of the Company or if a person or group of people purchase all or substantially all of the Company’s and its subsidiaries’ assets. If there were a change of control of the Company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control.
     As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, other than for cause or disability prior to December 31, 2012 would be extremely costly to us.
     Thomas Costales’s Severance Arrangements. Mr. Costales and the Company entered into a severance agreement at the time of his resignation as our Chief Financial Officer. As part of the agreement, Mr. Costales received a severance payment of $335,000, full vesting of the employer contributions within his 401(k) plan and full vesting of the employer contributions within his deferred compensation plan account, but no bonus under our 2006 Incentive Bonus Plan related to performance in fiscal year 2007.

     Bill Larkin’s Severance Arrangements. Mr. Larkin and the Company entered into a severance agreement at the time of his resignation as our Chief Financial Officer. As part of the agreement, on July 15, 2009, Mr. Larkin received a severance payment of $130,000 and full vesting of his restricted stock granted pursuant to the 2006 Incentive Bonus Plan.
     Treatment of Incentive Compensation Under the 2006 Incentive Bonus Plan. No employee is eligible to receive an incentive compensation award (in cash or restricted stock) if he or she is not employed by the Company on the date the awards are made. Therefore, even if one of our Named Executive Officers was eligible in all other respects to receive incentive compensation under the 2006 Incentive Bonus Plan (for example, he worked for a profitable division, he met his personal performance goals and was employed by the Company or one of its subsidiaries for at least the final six months of the fiscal year), he would not be entitled to any award unless he continued to be employed by the Company on the award grant date.
     If any employee who has received a restricted stock award under the 2006 Incentive Bonus Plan leaves the Company for any reason, his or her restricted stock that remains unvested on the date of termination is forfeited.
     Treatment of Investments in Deferred Compensation Plan Accounts. Any employee who participates in our deferred compensation plan has an absolute right to the salary he has deferred and contributed to the plan, adjusted for all investment gains, losses and interest, when he leaves the Company regardless of his reason for leaving the Company or his length of service with the Company. In contrast, the participant’s right to the funds contributed by the Company is subject to vesting as described above. Any unvested portion of the Company matching funds contributed to the account in the employee’s name is forfeited by the employee upon his retirement, resignation, disability or termination by the Company for any reason. However, a participant automatically becomes 100% vested in the Company matching funds upon a change in control of the Company or if the participant dies prior to receiving any payments under the plan.
     Any participant in the deferred compensation plan who leaves the Company’s employment for any reason will receive a lump sum payment equal to the vested amounts remaining in his account after the end of his employment. As part of Mr. Costales’s severance agreement, the Company agreed to accelerate the vesting on the shares of Company common stock purchased by us as matching contributions to his account. When he withdrew his funds from the plan in January 2009, the value of the Company’s matching contribution shares whose vesting had been accelerated was approximately $22,000.
     Treatment of Stock Option Awards Under the 1993 Stock Option Plan for Non-Employee Directors. Mariano Costamagna received options to purchase shares of our common stock under this plan designed for non-employee directors before he became an executive officer of the Company. Under this plan, in the case of a recipient’s death, disability or retirement at age 62, the vesting of all options issued under this plan is fully accelerated if the recipient has been a director of the Company for four full years.
     In addition, this plan gives the Board of Directors the authority to accelerate the vesting of all shares of stock in the event of the Company’s merger with another company or sale of all or substantially all of the Company’s assets. As of December 31, 2008, all of Mariano Costamagna’s options granted under this plan were fully vested, therefore the termination of Mr. Costamagna’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of his compensation.
     Treatment of Stock Option Awards. As of December 31, 2008, Messrs. Mariano Costamagna and Pier Antonio Costamagna were the only Named Executive Officers to have outstanding stock options. All of these executives’ stock options were fully vested, therefore the termination of either individual’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of their compensation.
Conclusion
     Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance. We will continue to monitor these policies to gauge whether they are meeting our expectations and are willing to change them as necessary to accomplish our goals.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with the management of the Company and, based on the review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee:
William J. Young
James W. Nall
Aldo Zanvercelli
Compensation Committee Interlocks and Insider Participation
     Mr. Zanvercelli served as a member of the Compensation Committee in 2008. Messrs. Bryan, Nall and Young served as members of the Compensation Committee during a portion of 2008. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers of such entities.
Summary Compensation Table
     The following table summarizes the compensation of our Named Executive Officers for 2008, 2007 and 2006:

					Stock	All Other
					Awards	Compensation		Total
Name and Principal Position	Year	Salary ($)		Bonus ($)	($)(1)	($)		($)

Mariano Costamagna	2008	$360,000		$98,853	13,243	$159,956	(2)	$632,052
(Chief Executive Officer and Director)	2007	360,000		135,551	5,703	144,692		645,946
	2006	360,000		—	—	132,345		492,345

Matthew Beale (10)	2008	226,154		22,566	1,823	12,090	(7)	262,633
(President, Chief Financial Officer and Secretary)	2007	153,461		—	—	78,850		232,311

Bill E. Larkin	2008	194,077		14,107	1,909	31,009	(6)	241,102
(Former Chief Financial Officer) (10)

Roberto Olivo	2008	225,016		16,170	5,010	19,819	(4)	266,015
(Chief Operational Officer)

Pier Antonio Costamagna	2008	441,402		8,843	—	132	(9)	450,377
(Director of Mechanical Engineering of MTM)(8)	2007	411,222		11,128	—	—		422,350
	2006	378,866		—	—	—		378,866

Thomas M. Costales	2008	80,769	(3)	—	11,645	372,611	(5)	465,025
(Former Chief Financial Officer and Secretary)	2007	210,000		47,252	3,322	30,528		291,102
	2006	195,600		15,000	—	20,300		230,900

(1)	The fair value of restricted stock grants is computed in accordance with SFAS 123R. See Note 7 of the notes to the consolidated financial statements included in our 2008 Form 10-K for a discussion of the calculation of the fair value of these awards.

(2)	Of this amount, $147,134 represents board fees for Mariano Costamagna’s service on MTM’s board (€100,000 converted into U.S. dollars based on the average interbank currency exchange rate for the year ended December 31, 2008), $7,357 represents board fees for Mr. Costamagna’s service on Zavoli’s board (€5,000 converted into U.S. dollars based on the average interbank currency exchange rate for the year ended December 31, 2008), $519 represents life insurance premiums paid by the Company and $4,946 represents the value of space that Mr. Costamagna uses in one of our facilities in which to store some of his personal automobiles.

(3)	Mr. Costales resigned in May 2008. He elected to defer $16,038, $53,950 and $11,400 in 2008, 2007 and 2006, respectively, of the amounts reported as his salary into our deferred compensation plan. See the Nonqualified Deferred Compensation Plan Table below for additional detail.

(4)	Of this amount, $7,596 represents 401(k) matching contributions paid by the Company, $223 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance.

(5)	Of this amount, $335,000 represents severance paid as a result of Mr. Costales’ resignation in May 2008, $3,165 represents 401(k) matching contributions paid by the Company, $274 represents life insurance premiums paid by the Company, $8,019 represents deferred compensation plan contributions paid by the Company, $21,538 represents payment of unused vacation and $4,615 represents an automobile allowance.

(6)	Of this amount, $6,807 represents 401(k) matching contributions paid by the Company, $87 represents life insurance premiums paid by the Company, $12,115 represents payment of unused vacation time and $12,000 represents an automobile allowance.

(7)	Of this amount, $90 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance.

(8)	All amounts paid to Pier Antonio Costamagna were paid in euros and have been converted into U.S. dollars at the average interbank currency exchange rate for the applicable year. Due to currency fluctuations from the end of 2007 to the end of 2008, the base salary of this executive appears to have risen, but the base salary he received in euros did not increase from 2007 to 2008.

(9)	This amount represents life insurance premiums paid by the Company.

(10)	Mr. Larkin was Corporate Controller during 2007 and received a promotion to Chief Financial Officer in May 2008. Mr. Larkin resigned in May 2009. At this time, Mr. Beale, our President and Secretary, assumed the additional role of Chief Financial Officer.
Employment Agreements with Named Executive Officers
Mariano Costamagna’s Employment Agreement
     Mariano Costamagna entered into an employment agreement effective January 1, 2005 in connection with the Company’s negotiated acquisition of BRC, which was previously owned by Mr. Costamagna and his family. Under this agreement, Mr. Costamagna serves as our Chief Executive Officer until May 31, 2009. Under this employment agreement, Mr. Costamagna’s base salary was $360,000 per year, and he was entitled to receive bonus incentives. In addition to his base salary, he was also paid €100,000 per year (approximately $141,000 converted into U.S. dollars as of December 31, 2008) as compensation for his services as a director of MTM.
     In December 2008, we entered into an amended and restated employment agreement with Mr. Costamagna effective January 1, 2009. Under this agreement, Mr. Costamagna will continue to serve as our Chief Executive Officer until December 31, 2012. Mr. Costamagna’s annual base salary will be $360,000 paid in U.S. dollars plus €120,000 paid in euros (approximately $169,000 converted into U.S. dollars based on the average interbank currency exchange rate on December 31, 2008). Mr. Costamagna will also be eligible for consideration for an annual bonus under the Fuel Systems 2006 Equity Incentive Plan and will be eligible to participate in other general employee benefits the Company maintains for its employees. Mr. Costamagna will not receive any other type of compensation as a director, officer, or by virtue of any other position with the Company or any of its subsidiaries.
     We may, at our sole discretion, obtain a key person life insurance policy on Mr. Costamagna payable to us in an amount of not less than $20 million. In the event of Mr. Costamagna’s death while we have such an outstanding life insurance policy in effect for him, we must offer to repurchase up to $10 million of Fuel Systems common stock from Mr. Costamagna’s beneficiaries with the proceeds of the insurance policy.
     If, during the term of Mr. Costamagna’s employment, we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment of $5.0 million divided into five equal installments

(the first of which is due on the 60th day following termination with subsequent installments due on each anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with the company, solicit its employees or interfere with its business during those four years following his termination. Accordingly, our right to terminate his employment without triggering this payment obligation is limited to circumstances in which we terminate him for “cause” such as if (1) he engages in gross negligence or willful misconduct, including but not limited to criminal conduct, that injures the reputation of the company or otherwise adversely affects the material interests of the company; (2) he continues to refuse to perform his substantial job functions after written notice; (3) he refuses to cooperate in any audit or investigation of the financial statements or business practices of the company; or (4) he fails to take corrective action to remedy any acts or omissions within twenty business days after written notice indicating that such failure to remedy such conduct is grounds for termination. Similarly, Mr. Costamagna may resign for “good reason” and claim the severance payment if, after having given the company written notice and an opportunity to cure the defect: (1) his title, duties, responsibilities or status are materially diminished, (2) his base salary is reduced, (3) there is a material adverse deviation from the company’s bonus determination policies, or (4) his responsibilities are delegated to another person such that his authority or overall level of responsibility within the company has been materially diminished. As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, except for cause or disability, prior to December 31, 2012 would be extremely costly to us.
     If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related people acquires enough of the company’s common stock to elect a majority of the board of directors of the company or if a person or group of people purchase all or substantially all of the company’s and its subsidiaries’ assets. If there were a change of control of the company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control.
     If any benefit provided or to be provided to Mr. Costamagna would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Costamagna shall be entitled to receive an additional gross-up payment in an amount such that after payment by Mr. Costamagna of any excise tax (and all other income, employment, excise and other taxes that are imposed on the gross-up payment), Mr. Costamagna retains an amount of the gross-up payment equal to the sum of (A) the excise tax imposed upon any benefit provided or to be provided to Mr. Costamagna and (B) the product of any deductions disallowed because of the inclusion of the gross-up payment in Mr. Costamagna’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the gross-up payment is to be made.
Pier Antonio Costamagna’s Employment Agreement
     Pier Antonio Costamagna entered into an employment agreement with MTM effective October 22, 2004 pursuant to which he became MTM’s Director of Mechanical Engineering until May 31, 2009. Mr. Costamagna’s initial base salary is $360,000 per year, and he is entitled to participate in MTM’s existing bonus plans and arrangements, but not entitled to receive bonus incentives from IMPCO. In 2007, Mr. Costamagna received approximately $11,000 in cash pursuant to the 2006 Equity Incentive Plan. Mr. Costamagna’s employment agreement does not contain the severance provisions contained in Mariano Costamagna’s agreement, nor does Pier Antonio Costamagna’s termination represent a default under the MTM loan.
Grants of Plan-Based Awards in 2008
     The Company awarded cash and restricted stock grants under our 2006 Incentive Bonus Plan to five of the Named Executive Officers in 2008, as described below. The Company did not award any stock options during 2008.

		Estimated Future	Estimated Future
		Payouts Under	Payouts Under	Grant Date Fair
		Non-Equity Incentive	Equity Incentive	Value of Stock
		Plan Awards	Plan Awards	and Option
		Target	Target	Awards
Name	Grant Date	($)(1)	(#)(2)	($)(3)
Mariano Costamagna	5/6/08	$98,853	1,510	$28,086
Matthew Beale	5/6/08	22,566	588	10,937
Bill E. Larkin	5/6/08	14,107	616	11,458
Roberto Olivo	5/6/08	16,170	1,615	30,039
Pier Antonio Costamagna	5/6/08	8,843	—	—
Thomas M. Costales(4)	—	—	—	—

(1)	The amounts shown in this column were awarded under our 2006 Incentive Bonus Plan and paid in a lump-sum on May 6, 2008. No future cash payments will be made with respect to this award.

(2)	These shares of restricted stock were granted on May 6, 2008 under our 2006 Incentive Bonus Plan. One quarter of the total vested immediately. An additional one quarter of the total grant vests on each of May 6, 2009, May 6, 2010 and May 6, 2011. The only condition to the vesting of the restricted stock is the Named Executive Officer’s continued employment with the Company.

(3)	The fair value of restricted stock grants is computed in accordance with SFAS 123R. See Note 7 of the notes to the consolidated financial statements included elsewhere in the 2008 Form 10-K for a discussion of the calculation of the fair value of these awards.

(4)	Mr. Costales resigned in May 2008 and did not receive an award in 2008 under the 2006 Incentive Bonus Plan.
Outstanding Equity Awards at Fiscal Year End 2008
     The following table provides a summary of stock option and unvested restricted stock awards held by the Named Executive Officers that were outstanding as of December 31, 2008. All stock options held by the Named Executive Officers were vested and exercisable as of December 31, 2008.

	Option Awards			Stock Awards
	Number of
	Securities				Market Value
	Underlying			Number of	of Shares of
	Unexercised	Option		Shares of Stock	Stock That
	Options	Exercise	Option	That Have Not	Have Not
	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	($/sh)	Date	(#)	($)
Mariano Costamagna	—	—	—	958 (1)	$31,384
	—	—	—	1,132 (2)	37,084
	10,000	$15.20	5/27/2013	—	—
	1,500	14.34	10/1/2013	—	—
	6,000	17.06	10/1/2013	—	—
	7,500	11.40	5/17/2014	—	—
Matthew Beale	—	—	—	441 (2)	14,447

	Option Awards
	Number of			Stock Awards
	Securities				Market Value
	Underlying			Number of	of Shares of
	Unexercised	Option		Shares of Stock	Stock That
	Options	Exercise	Option	That Have Not	Have Not
	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	($/sh)	Date	(#)	($)
Bill E. Larkin	—	—	—	462 (2)	15,135
Roberto Olivo	—	—	—	1,211 (2)	39,672
Pier Antonio Costamagna	10,000	6.12	5/27/2013	—	—
	10,000	11.40	5/17/2014	—	—
Thomas M. Costales	—	—	—	—	—

(1)	These shares of restricted stock vest in equal installments on May 4, 2009 and May 4, 2010.

(2)	These shares of restricted stock vest in equal installments on May 6, 2009, May 6, 2010 and May 6, 2011.
Option Exercises and Stock Vested in 2008
     The following table provides a summary of shares of restricted stock held by the Named Executive Officers that vested during 2008. None of the Named Executive Officers exercised options during 2008.

	Restricted Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)
Mariano Costamagna	479	$8,766
	378	7,031
Matthew Beale	147	2,734
Bill E. Larkin	154	2,864
Roberto Olivo	404	7,514
Pier Antonio Costamagna	—	—
Thomas M. Costales	279	5,106
	559	10,738
Pension Benefits
     We do not have any pension plans.
Nonqualified Deferred Compensation in 2008
     Our Named Executive Officers are eligible to participate in our deferred compensation plan, as discussed above, pursuant to which they may elect to defer a portion of their salary, which has been invested as they direct. Through March 1, 2009, the Company matched 50% of the participant’s contribution up to an annual maximum of $12,500, which is invested in shares of our common stock acquired in the open market and those shares become subject to vesting provisions. . The Company has suspended the match on participant’s contributions.

     Mr. Costales is the only Named Executive Officer who elected to participate in this plan in 2008 as indicated in the table below. None of the Named Executive Officers withdrew any funds or received a distribution of any funds from the plan in 2008.
     Participants in the deferred compensation plan are completely vested at all times in the amounts that they have deferred from their salaries into the plan and any interest on those amounts. The shares purchased by the Company with matching funds vest based on the length of time the participant has been employed by the Company. After two years of employment, 25% of the total shares purchased with Company matching funds vest, after three years 50% vest, after four years 75% vest and after five years all shares owned at that time or acquired after that time are fully vested.
     According to the terms of his separation agreement with the Company, all shares purchased through the deferred compensation plan on behalf of Mr. Costales with matching Company funds became fully vested immediately upon his resignation from the Company. Mr. Costales elected to withdraw his funds from the plan in January 2009 as a lump sum of approximately $0.1 million. When he withdrew his funds, the value of the Company’s matching contribution shares whose vesting had been accelerated was approximately $22,000.
     The following table provides information about the deferred compensation plan holdings and investments of the Named Executive Officers during 2008:

		Registrant	Aggregate
	Executive Contributions	Contributions in Last	Earnings in Last	Aggregate Balance at
	in Last Fiscal Year	Fiscal Year	Fiscal Year	Last Fiscal Year-End
Name	($) (1)	($) (2)	($) (3)	($) (4)
Mariano Costamagna	—	—	—	—
Matthew Beale	—	—	—	—
Bill E. Larkin	—	—	—	—
Roberto Olivo	—	—	—	—
Pier Antonio Costamagna	—	—	—	—
Thomas M. Costales	$16,038	$8,019	—	$105,307

(1)	These amounts are included in the “Salary” column in the summary compensation table.

(2)	These amounts are included in the “All Other Compensation” column of the summary compensation table.

(3)	These amounts represent appreciation and investment gains held in the accounts of the participants.

(4)	Of these amounts, an aggregate of $86,222 was previously reported in the summary compensation table for Mr. Costales in 2006 and 2007.
Potential Payments upon Termination or Change in Control
     Other than Mr. Mariano Costamagna and Mr. Costales, our Named Executive Officers have not negotiated specific severance arrangements for themselves.
     Mariano Costamagna’s Severance Arrangements. According to Mariano Costamagna’s new employment agreement, if during the term of his employment we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment equal to $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with us, solicit our employees or interfere with our business during those four years following his termination. Accordingly, our right to terminate his employment without triggering this payment obligation is limited to circumstances in which we terminate him for “cause” such as if (1) he engages in gross negligence or willful misconduct, including but not limited to criminal conduct, that injures the reputation of the company or otherwise adversely affects the material interests of the company; (2) he continues to refuse to perform his substantial job functions after written notice; (3) he refuses to cooperate in any audit or investigation of the financial statements or business practices of the company; or (4) he fails to take corrective action to remedy any acts or omissions within twenty business days after written notice indicating that such failure to remedy such conduct is grounds for termination. Similarly, Mr. Costamagna may resign for “good reason” and claim the severance payment if, after having given the company written notice and an opportunity to cure the defect: (1) his title, duties, responsibilities or status are materially diminished, (2) his base salary is reduced, (3) there is a material adverse deviation from the company’s bonus determination policies, or (4) his responsibilities are delegated to another person such that his authority or overall level of responsibility within the company has been materially diminished.
     If, within two years following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and (i) the greater of his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related persons acquires enough of the Company’s common stock to elect a majority of the board of directors of the Company or if a person or group of people purchase all or substantially all of the Company’s and its subsidiaries’ assets. If Mr. Costamanga’s employment with the Company had been terminated on December 31, 2008 immediately following the occurance of a change in control, he would have been entitled to a payment of $1.6 million, payable in a lump sum on the 60th day following termination. If there were a change of control of the Company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control.
     As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, other than for cause or disability, prior to December 31, 2012 would be extremely costly to us.
     Thomas Costales’s Severance Arrangements. Mr. Costales and the Company entered into a severance agreement at the time of his resignation as our Chief Financial Officer. As part of the agreement, Mr. Costales received a severance payment of $335,000, full vesting of the employer contributions within his 401(k) plan and full vesting of the employer contributions within his deferred compensation plan account, but no bonus under our 2006 Incentive Bonus Plan related to performance in fiscal year 2007. Mr. Costales elected to withdraw his funds from our deferred compensation plan in January 2009 as a lump sum of approximately $0.1 million. When he withdrew his funds, the value of the Company’s matching contribution shares whose vesting had been accelerated was approximately $22,000.
     Treatment of Investments in Deferred Compensation Plan Accounts. Any employee who participates in our deferred compensation plan has an absolute right to the salary he deferred and contributed to the plan, adjusted for all investment gains, losses and interest, when he leaves the Company regardless of his reason for leaving the Company or his length of service with the Company. In contrast, the participant’s right to the funds contributed by the Company is subject to vesting as described above. Any unvested portion of the Company matching funds contributed to the account in the employee’s name is forfeited by the employee upon the termination of his employment with the Company for any reason. However, a participant automatically becomes 100% vested in the Company matching funds upon a change in control of the Company or if the participant dies prior to receiving any payments under the plan. Any participant in the deferred compensation plan who leaves the Company’s employment for any reason will receive a lump sum payment equal to the vested amounts remaining in his account after the end of his employment. As of December 31, 2008 none of our Named Executive Officers held an account balance under the deferred compensation plan, with the exception of Mr. Costales who elected to withdraw his vested account balance in January 2009 as described above.
     Treatment of Stock Option Awards. As of December 31, 2008, Messrs. Mariano Costamagna and Pier Antonio Costamagna were the only Named Executive Officers to have outstanding stock options. All of these executives’ stock options were fully vested, therefore the termination of either individual’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of their compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Parties
     Pursuant to our Code of Ethics (a copy of which may be found on our website, www.fuelsystemssolutions.com), all of our directors, officers and employees and those of our subsidiaries are required to disclose to our Board of Directors (for all directors and executive officers) or our human resources manager (for our other employees) any direct or indirect transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between any of them, personally, and us or our subsidiaries. In approving or rejecting a proposed transaction, the disinterested members of our Board of Directors or our human resources manager, as applicable, will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. After concluding their review, they will only approve those transactions that, in light of known circumstances, are in or are not inconsistent with, our best interests, as they determine in good faith.
Family Relationships Among Executive Officers
     Mariano Costamagna, our Chief Executive Officer and member of our Board of Directors, is the brother of Pier Antonio Costamagna, Managing Director of BRC and Director of Mechanical Engineering of MTM, wholly owned subsidiaries of Fuel Systems. Mariano Costamagna is also the brother-in-law of Margherita Piumatti, Human Resources Manager of MTM. Ms. Piumatti’s annual salary is approximately $96,000, using the euro to U.S. dollar exchange rate at December 31, 2008. In addition, Pier Antonio Costamagna’s son, Marco Costamagna, is a director of our indirect subsidiaries WMTM, BRC Brasil S.A. and NGLOG Armazen Gerais Ltd.
MTM Loan
     On December 23, 2004 we entered into the MTM loan pursuant to which we borrowed $22.0 million from MTM. The loan proceeds were used to retire all debts and related obligations we had incurred pursuant to an agreement with an unrelated third party. The MTM loan carries an interest rate equal to the three month EURIBOR plus 1.5% per annum, which totaled approximately 4.4% as of December 31, 2008. We repaid the MTM loan in full on January 22, 2009. As a result, Mariano and Pier Antonio Costamagna have cancelled their personal guarantees of the MTM loan and released us from our related pledge of BRC’s stock.
Transactions with Entities Owned or Controlled by the Costamagna Family
     BRC, our wholly owned subsidiary, leases five buildings in Italy from IMCOS Due S.r.L., a real estate investment company owned 100% by Messrs. Mariano Costamagna and Pier Antonio Costamagna and their families. The terms of the lease reflect the fair market value for the leased property based on appraisals conducted at the time of purchases. Total lease payments by BRC to IMCOS Due in 2008 were approximately $1.5 million based on the average exchange rate for the year ended December 31, 2008.
     Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.r.L. The Company purchased approximately $0.1 million of products from Biemmedue and also sold approximately $3,000 of products to Biemmedue in 2008. We purchase fixed assets and other mechanical components from Biemmedue. The sale to Biemmedue was a kit installation.
     Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.r.L. which owns 100% of A.R.S. Elettromeccanica. In 2008, the Company purchased approximately $3.5 million of products from A.R.S. Elettromeccanica. We purchase mechanical components from A.R.S. which are placed in our electronic devices.
     Mariano Costamagna serves on the board of directors of MTM Hydro S.r.L. and together with his brother, Pier Antonio Costamagna, owns 46% of MTM Hydro. The Company purchased approximately $37,000 of products from MTM Hydro in 2008. We purchase mechanical components which go into our conversion kits and are also placed in our electronic devices.
     Mariano Costamagna serves on the board of directors of Europlast S.r.L. and together with his brother, Pier Antonio Costamagna, owns 40% of Europlast. In 2008, the Company purchased approximately $5.6 million of products from Europlast and also sold approximately $0.1 million of products to Europlast. We purchase semi-manufactured mechanical components from Europlast which go into our mechanical and electronic products. Sales to Europlast consist of mechanical parts.

     Mariano Costamagna serves on the board of directors of TCN S.r.L. and together with his brother, Pier Antonio Costamagna, owns 30% of TCN. The Company purchased approximately $7.1 million of products from TCN in 2008. We purchase semi-manufactured mechanical components from TCN which go into our mechanical products.
     Mariano Costamagna serves on the board of directors of TCN Vd S.r.L. and together with his brother Pier Antonio Costamagna, owns 30% of TCN Vd. The Company purchased approximately $2.4 million of products from TCN Vd in 2008. We purchase semi-manufactured mechanical components from TCN Vd which go into our mechanical products.
Retention of a Director’s Law Firm
     Marco Di Toro, a Director of Fuel Systems, is a partner in the law firm of Grosso, de Rienzo, Riscossa e Associati, which BRC has retained in connection with mergers and acquisitions transactions and general counseling and, as of December 31, 2008, BRC has paid Mr. Di Toro’s law firm approximately $78,000, based on the average exchange rate for the year ended December 31, 2008, for related fees and expenses incurred in 2008, all of which had been paid as of December 31, 2008.
ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee has selected PricewaterhouseCoopers, LLP to serve as the company’s independent accountants to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers, LLP as the sole principal independent registered public accountant for the Company on March 10, 2009. The Audit Committee considers PricewaterhouseCoopers, LLP to be well qualified. Neither PricewaterhouseCoopers, LLP nor any of its members has any relationship with the company nor any of its officers or directors, except in the firm’s capacity as our independent auditors.
     Although it is not required to do so, the Audit Committee is submitting its selection of the company’s independent accountants for ratification at our annual meeting in order to ascertain the views of stockholders regarding the selection. If the selection is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time if it feels that such a change would be in the company’s and its stockholders best interests.
     A representative of PricewaterhouseCoopers, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Change in Independent Registered Public Accounting Firm
     BDO Seidman, LLP audited the company’s financial statements as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004. The Company informed BDO Seidman, LLP of its dismissal as the Company’s independent registered public accountant on March 10, 2009.
     The reports of BDO on the Company’s consolidated financial statements for the periods ending December 31, 2007 and December 31, 2008 contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
     During 2007 and 2008 and the subsequent interim period through the date of resignation, the company did not have any disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.
     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within 2008 and 2007 or the subsequent interim period through the date of resignation.
     During 2008 and 2007 and the subsequent interim period through the date of engagement, the Company did not consult with or receive written or oral advice from PricewaterhouseCoopers, LLP regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
     The Audit Committee has selected PricewaterhouseCoopers, LLP to serve as the company’s independent accountants to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers, LLP as the sole principal independent registered public accountant for the Company on March 10, 2009. The Audit Committee considers PricewaterhouseCoopers, LLP to be well qualified. Neither PricewaterhouseCoopers, LLP nor any of its members has any relationship with the company nor any of its officers or directors, except in the firm’s capacity as our independent auditors.
     A representative of PricewaterhouseCoopers, LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
     The Company’s stockholders ratified the appointment of BDO Seidman, LLP to serve as the Company’s independent auditors for fiscal year 2008 at the 2007 annual meeting of stockholders. BDO Seidman, LLP audited the company’s financial statements as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004. The Company informed BDO Seidman, LLP of its dismissal as the Company’s independent registered public accountant on March 10, 2009.
     The Company was billed the following fees by the independent registered accounting firm, BDO Seidman, LLP for 2008 and 2007:

	2008	2007
Audit fees (1)	$1,519,000	$2,153,000
Audit-related fees (2)	$22,000	$30,000
Tax fees (3)	$5,000	$6,000
All other fees (4)	$—	$—

Total fees	$1,546,000	$2,189,000

(1)	Audit Fees consist of the aggregate fees billed by BDO Seidman for professional services rendered for the audit of our annual consolidated financial statements for 2008 and 2007, including all necessary restatements of our historical consolidated financial statements in 2008, the audit of the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for 2008 and 2007.

(2)	Audit-Related Fees for 2008 and 2007 consist of audit-related fees billed by BDO Seidman for employee benefit plan audits.

(3)	Tax Fees consist of the aggregate fees billed by BDO Seidman for professional services rendered for tax preparation services and tax planning for 2008 and 2007.

(4)	All Other Fees — Other than the services described above under “Audit Fees”, “Audit Related Fees” and “Tax Fees,” in 2008 and 2007, no other services were rendered by BDO Seidman.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services provided by BDO Seidman during 2008 and 2007 were approved by the Audit Committee under its pre-approval policies and procedures.

Recommendation of the Board of Directors
     The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the ratification of the appointment of PricewaterhouseCoopers, LLP. The board of directors recommends a vote “FOR” this proposal.

ITEM 3 — ADOPTION OF THE FUEL SYSTEMS SOLUTIONS, INC. 2009 RESTRICTED STOCK PLAN
     The Board of Directors has approved for submission to the our stockholders the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan (the “Restricted Stock Plan”) as set forth in Appendix A to this Proxy Statement. The full text of the Restricted Stock Plan is attached to this Proxy Statement as Appendix A and the following description of the Restricted Stock Plan is qualified in its entirety by reference to Exhibit A. The purpose of the Restricted Stock Plan is to promote the long-term growth and profitability of Fuel Systems Solutions, Inc. by (i) providing all non-employee directors and eligible employees of the Company and its subsidiaries with incentives to maximize stockholder value and otherwise provide outstanding performance and (ii) enabling the Company to attract, retain and reward the best available employees.
Types of Awards
     The Restricted Stock Plan provides that eligible employees and non-employee directors may be granted restricted stock awards. All awards to be granted under the Restricted Stock Plan are awards relating to shares of the Company’s common stock. In addition, awards may be granted under the Restricted Stock Plan in payment of performance awards made to eligible employees pursuant to the Company’s 2009 Incentive Bonus Plan.
Administration
     The Restricted Stock Plan will be administered by the Compensation Committee of the Board of Directors, or the Board, as the case may be, with respect to any executive officer of the Company who currently is or is expected to be an officer of the Company required to report transactions in stock under Section 16 of the Exchange Act and all other eligible employees. Except with respect to executive officers, the Board may at any time resolve to administer the Restricted Stock Plan for all eligible employees and shall administer the Restricted Stock Plan for non-employee directors. Subject to the provisions of the Restricted Stock Plan, the Committee, or the Board, as the case may be, will be authorized to select participants and determine eligibility under the Restricted Stock Plan, determine the fair market value of the Common Stock, determine the form, substance and size of awards, and the conditions and restrictions, if any, on such awards, certify that the conditions and restrictions applicable to any award have been met, modify the terms of awards made under the Restricted Stock Plan, interpret the Restricted Stock Plan and awards, make any adjustments necessary or desirable in connection with awards made under the Restricted Stock Plan to Eligible Employees located outside the United States, take such action as are necessary or advisable for the Restricted Stock Plan and the operation of the Restricted Stock Plan to comply with the applicable requirements of Rule 16b-3 under the Exchange Act, and adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Restricted Stock Plan as it may deem appropriate.
Shares Subject To the Restricted Stock Plan
     In approving the Restricted Stock Plan, the Board of Directors provided for the issuance under the Restricted Stock Plan of 400,000 shares of which not more than an aggregate of 400,000 shares may be issued or transferred pursuant to awards to any one eligible employee. In no event will the total number of shares allocated to awards of restricted stock to non-employee directors exceed an aggregate of 100,000 shares. If stockholders approve of the Restricted Stock Plan, no further awards of restricted stock will be granted by the Company under the Company’s 2006 Incentive Bonus Plan.
     In the event of a reorganization, recapitalization, spin-off or other extraordinary distribution, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee, or the Board, as the case may be, will make such adjustment as it deems appropriate in the number and kind of shares of Common Stock or other property available for issuance under the Restricted Stock Plan and in the number and kind of Restricted Stock Awards previously made under the Restricted Stock Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in the event of a change in control (as defined in the Restricted Stock Plan), all of the Company’s obligations regarding outstanding awards shall be assumed by the surviving or continuing corporation.
Termination, Amendment and Substitution of Awards
     The Restricted Stock Plan will terminate on June 30, 2019 and no awards may be made after that date, but no award granted prior to such date shall be affected by the expiration. Awards outstanding on the date of expiration, or any earlier termination, will continue to be governed by the terms and conditions of the Restricted Stock Plan. The Board of Directors, without approval of stockholders, may amend or terminate the Restricted Stock Plan, unless stockholder approval for any such amendment is required by any listing requirement of the principal stock exchange on which the Common Stock is then listed.
     The terms of any outstanding award under the Restricted Stock Plan may be amended from time to time in any manner that the Committee, or the Board, as the case may be, deems appropriate including acceleration of the payments or of the date of lapse of restrictions on shares of restricted stock, except that no amendment will adversely affect in a material manner any right of a participant without his or her written consent. The Committee, or the Board, as the case may be, may permit holders of awards to surrender outstanding awards in order to exercise or realize rights under other awards, or in exchange for the grant of new awards, or require holders of awards to surrender outstanding awards as a condition precedent to the grant of new awards.
Eligibility
     All directors of the Company who are not employees of the Company or its subsidiaries, and each full-time employee of the Company or any of its subsidiaries who have been continuously employed by the Company or one of its subsidiaries for at least six months prior to the end of the applicable performance year, is employed by the Company or one of its subsidiaries at the end of the applicable performance year, and is employed by the Company or one of its subsidiaries on the date of grant of the award will be eligible to receive awards under the Restricted Stock Plan.
Terms and Conditions of Restricted Stock
     Terms and Conditions. Each restricted stock award will specify the applicable restrictions (such as vesting) on the shares, the duration of the restrictions (which will be at least six months except as otherwise determined), and the time or times at which the restrictions lapse with respect to all or a specified number of shares that are part of the award. Until the end of the specified period(s), the shares of restricted stock still subject to such restrictions remain subject to forfeiture.
     A participant will be required to pay the Company the aggregate par value of any shares of restricted stock within ten days of the date of grant, unless the shares of restricted stock are treasury shares. Except as otherwise provided, during any period of restriction, the participant will have none of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote.
     Upon a participant’s cessation of service as a director or employee of the Company or any of its subsidiaries for any reason, all shares of restricted stock granted to the participant on which the restrictions have not lapsed will be immediately forfeited to the Company.
Federal Tax Consequences Under The Restricted Stock Plan
     The following is a summary of the Federal income tax consequences of transactions under the Restricted Stock Plan, based on Federal income tax laws in effect on January 1, 2009. This summary is not intended to be comprehensive and does not describe state or local income tax consequences.
     Restricted Stock Awards. With respect to restricted stock (1) in general, no income is realized by a participant at the time the restricted stock is granted and (2) when restrictions on the restricted stock lapse, a participant will be subject to tax at ordinary income rates on the amount by which the fair market value of the restricted stock at such time exceeds the amount (if any) paid for the stock by a participant. However, a participant may elect under Section 83(b) of the Internal Revenue Code within 30 days after the date of receipt of the restricted stock to be taxed differently. In such a case (1) income is realized by a participant at the time the restricted stock is granted, in an amount equal to the excess of the fair market value of such shares of restricted stock at such time (determined without regard to any restrictions which apply to the shares) over the purchase price, if any, of the shares and (2) when the shares are sold, a participant will recognize capital gain or loss measured by the difference between the amount realized on the disposition and the basis of the restricted stock, which will equal the sum of the purchase price and the amount included in gross income under Section 83(b).
     With respect to a sale or exchange of the shares after the forfeiture period has expired, the holding period to determine whether a participant has long-term or short-term capital gain or loss generally begins when the restrictions expire and the tax basis for such shares will generally be based on the fair market value of such shares on such date (except that a Section 83(b) election will cause the holding period commencement and the tax basis to be determined as of the date of grant). The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to a participant.
     Capital Gains. Under current law, a taxpayer’s long term capital gain (i.e., the amount by which the taxpayer’s net long-term capital gains exceed his net short-term capital losses) from a sale of shares is subject to a maximum federal income tax rate of 15% if the shares have been held for more than 12 months. Ordinary income is subject to tax at rates as high as 35%. Capital losses are currently deductible against capital gains without limitation, but are currently deductible against ordinary income in any year only to the extent of $3,000 ($1,500 in the case of a married individual filing a separate return). Capital losses which are not currently deductible by reason of the foregoing limitation may be carried forward to future years.
Restricted Stock Plan Benefits
     There were approximately seven executive officers and 1,441 other employees of the Company and its subsidiaries as of December 31, 2008. Because the Committee has full discretion to determine participants in the Restricted Stock Plan, there is no way to predict how many non-employee directors or eligible employees may ultimately receive awards under the Restricted Stock Plan or determine in advance the benefits or amounts that will be received in the future by or allocated to specific non-employee directors or eligible employees, or groups thereof under the Restricted Stock Plan. No non-employee directors or eligible employees have received awards or will receive awards before the date of the Stockholder meeting.
RECOMMENDATION AND VOTE REQUIRED ON ITEM 3
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ITEM 3.
     Stockholder approval of the proposed Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against approving the 2009 Restricted Stock Plan. Broker non-votes will be disregarded and will have no effect on the outcome of this proposal.
EQUITY COMPENSATION PLAN INFORMATION
     All of our equity compensation plans have been approved by our stockholders. The following table sets forth information about our common stock that may be issued under our equity compensation plans as of December 31, 2008:

Number of
Securities
	Number of		Remaining
	Securities to	Weighted-	Available for
	Be Issued	Average	Future
	upon	Exercise	Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options	Options	Plans (1)
Equity Compensation Plans Approved by Stockholders	90,100	$10.93	698,667
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	90,100	10.93	698,667

(1)	Includes 361,747 shares of common stock available for issuance under our stock option plans, as well as 336,920 shares of restricted stock available for issuance under our 2006 Equity Incentive Plan. We currently have no intention to issue any stock options under any of our stock option plans in the foreseeable future.

ITEM 4—OTHER MATTERS
     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2009 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.
STOCK PERFORMANCE GRAPH
     The chart below provides a comparison of the cumulative total stockholder return on our common stock with that of a broad equity market index and either a published industry index or a peer group index.
     The graph below compares the cumulative total stockholder return on our common stock since December 31, 2003 measured at the end of each fiscal year with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Transportation Index over the same period (assuming the investment of $100 and reinvestment of all dividends).

	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Fuel Systems	100.00	86.58	59.17	126.61	81.94	187.84
Nasdaq Composite Index	100.00	108.59	110.08	120.56	132.39	78.72
Nasdaq Transportation Index	100.00	127.08	136.97	147.20	152.38	107.42

HOW YOU CAN SUBMIT PROPOSALS FOR OUR NEXT PROXY STATEMENT
     We expect to hold our 2010 annual meeting of stockholders during the summer of 2010. Once the date for our 2010 annual meeting has been set, we will inform our stockholders through a filing with the SEC.
     Assuming that our 2010 annual meeting of stockholders occurs within 30 days of the anniversary of our 2009 meeting, proposals of stockholders that are intended to be included in our 2010 proxy statement and proxy card, including nominations for directors, must be received by us prior to March 19, 2010. In addition, according to the terms of our bylaws, any nominations for director at next year’s annual meeting or any other business to be properly brought before the annual meeting by a stockholder should be officially submitted to the Company between May 29, 2010 and May 29, 2010. Any proposals or director nominations that are received in accordance with our bylaws but are not included in the proxy statement for the 2010 annual meeting may be voted on by the proxy holders at that meeting in their discretion.
     All proposals should be submitted by certified mail, return receipt requested. A stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders should request a copy of our bylaws from our Secretary in order to conform to the requirements set forth in those bylaws.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street N.E. Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at www.sec.gov or on our website at www.fuelsystemssolutions.com.
     You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information. This proxy statement is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

FUEL SYSTEMS SOLUTIONS, INC.

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▼	FOLD AND DETACH HERE	▼
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER DELIVERING IT PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF FUEL SYSTEMS AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY APPEARING AND VOTING IN PERSON AT THE MEETING.

Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	*EXCEPTIONS
		ALL	FOR ALL

1.	ELECTION OF DIRECTORS. Electing three members of our board of directors: Nominees:	☐	☐	☐

01 Mariano Costamagna
02 William Young
03 Aldo Zanverdelli
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	APPOINTMENT OF AUDITORS. Ratifying the Audit Committee’s appointment of PriceWaterhouseCoopers LLP as our independent auditors the fiscal year 2009.	☐	☐	☐

3.	APPROVAL OF THE 2009 RESTRICTED STOCK PLAN. Adopting the 2009 Restricted Stock Plan to provide stock bonus incentives to company employees and non-employee directors.	☐	☐	☐

4.	OTHER BUSINESS. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

Will Attend Meeting	☐	YES
Mark Here for Address Change or Comments SEE REVERSE		☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, 10K and Annual Report to Shareholders are available at: http://phx.corporate-ir.net/staging/phoenix.zhtml?c=109507&p=proxy
FOLD AND DETACH HERE
PROXY
FUEL SYSTEMS SOLUTIONS, INC.
ANNUAL MEETING OF STOCKHOLDERS
August 27, 2009
          The undersigned stockholder of Fuel Systems Solutions, Inc. (“Fuel Systems”) hereby nominates, constitutes and appoints Mariano Costamagna and Matthew Beale, and each of them, the attorney, agent, and proxy of the undersigned, with full powers of substitution, to vote all stock of Fuel Systems which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fuel Systems to be held at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, NY 10036, on August 27, 2009, at 9:30 a.m. and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present there at, as follows:
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AND “FOR” THE APPROVAL OF THE RESTRICTED STOCK PLAN. THE PROXY CONFERS AUTHORITY AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, UNLESS CONTRARY INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS IN ALL OTHER MATTERS, IF ANY, PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
PLEASE SIGN AND DATE THE OTHER SIDE

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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